EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

SW MERGER ACQUISTION CORP.,

SW MERGER SUB CORP.

and

SOUTHWEST WATER COMPANY

Dated as of March 2, 2010

COMPANY DISCLOSURE SCHEDULE

Section 2.2(f)                 Treatment of Company Stock Plans

Section 3.1(b)                Subsidiaries and Other Interests

Section 3.3(a)                Reservation of Shares

Section 3.3(b)                Options and Awards

Section 3.3(d)                Liens or Limitations

Section 3.5(a)                Conflicts

Section 3.5(b)                Consents

Section 3.6(c)                Regulation

Section 3.6(d)                Compliance with Sarbanes-Oxley and NasdaqGS

Section 3.7(b)                Financial Statements

Section 3.7(c)                Liabilities

Section 3.8                     Changes and Events

Section 3.9                     Litigation

Section 3.10(a)              Employee Benefit Plans

Section 3.10(c)              Deductibility

Section 3.10(j)               Group Health Plans

Section 3.11(b)              Labor and Employment

Section 3.12(a)              Owned Intellectual Property

Section 3.12(b)              Licensed Intellectual Property

Section 3.13                   Tax Returns

Section 3.13(a)(i)          Tax Waivers and Extensions

Section 3.13(a)(ii)         Affiliated Group

Section 3.13(b)              Certain Tax Matters

Section 3.14                   Environmental Matters

Section 3.15                   Material Contracts

Section 3.16                   Insurance

Section 3.17                   Owned and Leased Real Property

Section 3.24                   Water Quality

Section 5.1                     Conduct of Business

Section 6.5(a)                Employee Agreements and Obligations

Section 9.3(a)                Persons Charged With Knowledge of the Company

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 2, 2010 (this “Agreement”), is entered into by and among SW Merger Acquisition Corp., a Delaware corporation (“Parent”), SW Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Southwest Water Company, a Delaware corporation (the “Company”).

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Shares”), will be converted into the right to receive $11.00 cash in U.S. dollars (other than Shares held in the treasury of the Company, Shares owned by Merger Sub, Parent or any direct or indirect subsidiary of Parent or the Company, and any Dissenting Shares);

WHEREAS, the Board of Directors of the Company (the “Company Board”), upon the recommendation of the Special Committee of the Company Board (the “Special Committee”), has (i) approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders (the “Stockholders”), (iii) declared the advisability of this Agreement in accordance with the DGCL, and (iv) resolved to recommend that the Stockholders adopt this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2  Closing; Effective Time.  Upon the terms and subject to the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of Locke Lord Bissell & Liddell LLP in Los Angeles, California as soon as practicable, but in no event later than five (5) business days, after the satisfaction or waiver of the conditions set forth in Article VII (excluding the delivery of officer’s certificates and directors’ resignations and any other conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or such time, date and place as Parent and the Company otherwise agree to in writing.  As part of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as may be agreed to by the parties and specified in the Certificate of Merger, being the “Effective Time”).

SECTION 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.4  Certificate of Incorporation and Bylaws.  Subject to Section 6.6(b), at the Effective Time:

(a)           the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by Law, except that the name of the Surviving Corporation shall be Southwest Water Company and the provisions of Merger Sub’s certificate of incorporation relating to the incorporator of Merger Sub shall be omitted from the certificate of incorporation of the Surviving Corporation; and

(b)           the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, by the certificate of incorporation of the Surviving Corporation and by Law.

SECTION 1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II
EFFECT ON STOCK OF THE CONSTITUENT ENTITIES

SECTION 2.1  Treatment of Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the Stockholders or holders of any of shares of capital stock of Parent or Merger Sub:

(i)                    each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(a)(ii) and any Dissenting Shares) shall be converted into the right to receive

$11.00 cash in U.S. dollars (the “Merger Consideration”), payable, without interest, to the holder of such Share, less applicable withholding taxes, if any, required to be withheld pursuant to Section 2.4(b);

(ii)                   except as provided in Section 2.1(a)(iii), each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be paid or delivered with respect thereto;

(iii)          each Share owned by any wholly owned subsidiary of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time and no Merger Consideration shall be delivered with respect to such Shares; and

(iv)          each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           At the Effective Time, all Shares converted pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration paid in consideration therefor upon surrender or transfer of such Shares in accordance with Section 2.4.

(c)           On or prior to the Effective Time, each issued and outstanding share of Company Preferred Stock shall be redeemed by the Company in accordance with the terms thereof.

SECTION 2.2  Treatment of Common Stock Purchase Warrants and Company Stock Plans and Awards.

(a)           The Company has issued certain warrants to purchase Company Common Stock that are outstanding on the date hereof (the “Common Stock Purchase Warrants”).  After the Effective Time, no Common Stock Purchase Warrants shall be outstanding and (absent the exercise thereof to acquire Company Common Stock prior to the Closing) no holder of Common Stock Purchase Warrants shall have any right in respect of any Company Common Stock or Merger Consideration by virtue of having held any such Common Stock Purchase Warrants.

(b)           The Company has awarded options to purchase Company Common Stock (the “Company Stock Options”), performance contingent restricted stock units and performance shares, pursuant to which the holders are entitled to receive Company Common Stock or benefits measured in whole or in part by the increase on the Company’s return on invested capital (the “Company Stock-Based Awards”) and restricted shares of Company Common Stock (the “Company Stock Awards”) under (i) the Second Amended and Restated Stock Option Plan, (ii) the Amended and Restated Stock Option Plan for Non-Employee Directors, and (iii) the 2006

Equity Incentive Plan (as amended through the date of this Agreement, collectively referred to as the “Company Stock Plans”).

(c)           Except as may otherwise be agreed in writing by Parent and the applicable holder thereof, as of the Effective Time, each Company Stock Option, whether or not vested or exercisable, which is outstanding immediately prior to the Effective Time shall become fully vested (to the extent not already then vested) and shall be cancelled and shall cease to represent a right to purchase shares of Company Common Stock, and the holder thereof shall be entitled to receive an amount of cash in U.S. dollars, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment pursuant to Section 2.4(b).  No holder of a Company Stock Option that has an exercise price per share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such Company Stock Option before or after the Effective Time and all such Company Stock Options shall be cancelled for no consideration.

(d)           Except as may otherwise be agreed in writing by Parent and the applicable holder thereof, as of the Effective Time, each Company Stock-Based Award, whether or not vested or exercisable, which is outstanding immediately prior to the Effective Time as of the Effective Time shall become fully vested (to the extent not already then vested) and shall be cancelled and shall cease to represent a right or award with respect to shares of Company Common Stock, and the holder thereof shall be entitled to receive an amount of cash in U.S. dollars (with the aggregate amount of such payment to the holder to be rounded to the nearest cent) equal to the Merger Consideration in respect of each share of Company Common Stock underlying a particular Company Stock-Based Award (less, if applicable, the grant price or the amount of any other required payment or reduction pursuant to the terms of such Company Stock-Based Award), less applicable withholding taxes, if any, required to be withheld with respect to such payment pursuant to Section 2.4(b).

(e)           Except as may otherwise be agreed in writing by Parent and the applicable holder thereof, as of the Effective Time, each Company Stock Award, the restrictions of which have not lapsed immediately prior to the Effective Time, shall become fully vested and the holder thereof shall be entitled to receive an amount of cash in U.S. dollars, without interest, equal to the Merger Consideration pursuant to Section 2.1(a)(i).

(f)            Between the date of this Agreement and the Effective Time, the Company shall take all action necessary to terminate, as of the Effective Time, the Company Stock Plans.  Except as set forth in Section 2.2(f) of the Company Disclosure Schedule, the Company shall take all action necessary to (i) provide that the Amended and Restated Employee Qualified Stock Purchase Plan, dated May 28, 1998, as amended by the First Amendment to Amended and Restated Employee Qualified Stock Purchase Plan, dated June 8, 2007, and the Amended and Restated Dividend Reinvestment and Stock Purchase Plan, dated April 8, 2005 (collectively, the “Purchase Plans”), shall be (A) indefinitely suspended as promptly as reasonably practicable (but no later than three (3) business days) following the date of this Agreement and (B) terminated as of the Effective Time, and (ii) cause all amounts in accounts of participants in these plans not yet applied as of the date of such suspensions to be returned to such participants as promptly as practicable following such suspensions.

SECTION 2.3  Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by holders who shall have neither voted in favor of the adoption of the Agreement nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration.  The holders of the Dissenting Shares shall instead be entitled to receive after the Effective Time payment of the fair value of the Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon cease to be Dissenting Shares and be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration to which such Shares relate, without any interest thereon.

(b)           The Company shall give Parent (i) prompt notice and a copy of any demands for appraisal received by the Company, withdrawals of such demands, and any other related notices or instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.4  Payment Fund; Surrender or Transfer of Shares; Stock Transfer Books.

(a)           At least five (5) business days prior to the anticipated Effective Time, Merger Sub shall designate a U.S. bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a).  At or prior to the Effective Time, Merger Sub shall deposit with the Paying Agent cash in U.S. dollars in an amount sufficient to make the payments pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Article II.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.  As soon as reasonably practicable after the Effective Time, the Paying Agent, pursuant to irrevocable instructions, shall deliver the Merger Consideration to be paid pursuant to Section 2.1(a) out of the Payment Fund.  The Payment Fund shall not be used for any other purpose, except to the extent expressly provided in this Agreement.

(b)           Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares which were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in customary form) and (ii) instructions for use in effecting the surrender of Certificates and transfer of uncertificated Shares represented by book entry (the “Uncertificated Shares”) for the Merger Consideration.  Upon surrender to the Paying Agent for cancellation of a Certificate or transfer of Uncertificated Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Uncertificated Shares shall be entitled to receive an amount of cash in U.S. dollars (by wire transfer, check or other method reasonably determined by the Paying Agent in order to provide timely payment hereunder) equal to the Merger Consideration to which such holder’s Shares relate.  Until surrendered or transferred as contemplated by this Section 2.4(b) (and except as provided in Section 2.1(b) or with respect to any Dissenting Shares), each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender or transfer.  No interest shall accrue or be paid on the Merger Consideration payable with respect to any Shares.  If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.  Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares, such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(c)           At any time following the first anniversary of the Effective Time, the Surviving Corporation (or any of its successors or assigns) shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or transfer of Uncertificated Shares held by them.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d)           Immediately upon the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

SECTION 2.5  Adjustments to Prevent Dilution.  If between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall be increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) or in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, and the Company’s Current Reports on Form 8-K filed since December 31, 2008 (other than disclosures in the “Risk Factors” and “Forward Looking Statements” sections of any such filings and any other disclosures included in such filings that are predictive or forward-looking in nature), and including any amendments or supplements thereto, in each case as filed with the Securities and Exchange Commission (“SEC”) by the Company and publicly available prior to the date hereof (collectively, the “Company SEC Reports”), provided, that nothing in such Company SEC Reports will be treated as a modification or qualification of the representations made in Sections 3.3(a), 3.4 or 3.8 and, for purposes of the representations made in Sections 3.10 and 3.15, excluding any exhibits to such Company SEC Reports, the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.1  Organization and Qualification; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each subsidiary of the Company (“Subsidiary”) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Company and its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted.  Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties, rights and assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except to the extent that its failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           A true and complete list of all Subsidiaries (without regard to the 25% threshold), together with the jurisdiction of formation and type of entity of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.1(b) of the Company Disclosure Schedule.  The Company or one or more of its Subsidiaries is the record and beneficial owner of all of the equity securities of each Subsidiary of the Company.  Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or any commitment to contribute capital for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.2  Charter and Bylaws.  The charters, bylaws or equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its charter or bylaws or equivalent organizational documents. Complete and correct copies of such organizational documents have been delivered, or made available, to Parent prior to the date hereof.

SECTION 3.3  Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 75,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), 24,794,218 shares of which are issued and outstanding as of the date of this Agreement; and (ii) 250,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 10,373.25 shares are designated as Series A Preferred Stock, 9,156 shares of which are issued and outstanding as of the date of this Agreement, and 100,000 shares are designated as Series B Junior Participating Preferred Stock, none of which shares are issued and outstanding as of the date of this Agreement.  No shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company.  Section 3.3(a) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock reserved for issuance (i) pursuant to outstanding Company Stock Options and Company Stock-Based Awards granted under the Company Stock Plans, (ii) upon conversion of the Company’s 6.85% Convertible Subordinated Debentures due 2021 (the “Company Convertible Debentures”), and (iii) upon exercise of the Common Stock Purchase Warrants.

(b)           Except as set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Schedule, there are no options, warrants preemptive rights, conversion rights, subscriptions, profits interests, phantom units, rights of first refusal, stock appreciation rights, or other rights, agreements, arrangements, calls or commitments of any character, or obligation, contingent or otherwise, to enter into or grant any of the foregoing, that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue or sell, or make payments based on the value of, any shares of capital stock of, or other equity interests or any securities or obligations convertible or exchangeable into or exercisable for any equity securities of, the Company or any Subsidiary.  Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option, Company Stock-Based Award and Company Stock Award outstanding as of the date of this Agreement:  (i) the name of the recipient; (ii) the Company Stock Plan pursuant to which such option or award was granted; (iii) the number of shares of Company Common Stock subject to such option or award; (iv) the exercise price of any such Company Stock Option; (v) the date on which such option or award was granted; and (vi) the portions of the option or award vested and unvested.  All Company Stock Options have an exercise price greater than or equal to their respective fair market value on the grant date.  There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company (except as expressly permitted by this Agreement) or of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person except as set forth in Section 3.3(b) of the Company Disclosure Schedule.  To the knowledge of the Company, all outstanding shares of Company Common Stock and shares of Company Preferred Stock, and all outstanding shares of capital stock of each Subsidiary and all Company Stock Options, Company Stock-Based Awards and Company Stock Awards, have been issued in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(c)           Except as set forth in this Section 3.3 or in Section 3.3(c) of the Company Disclosure Schedule, the Company does not have any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)           All outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable.  To the knowledge of the Company, all outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(d) to the Company Disclosure Schedule, each share that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all Liens or limitations on the Company’s or any Subsidiary’s voting rights.

(e)           There are no rights agreements, “poison pill” anti-takeover plans or other similar agreements or understanding to which the Company or any of its Subsidiaries is a party.

SECTION 3.4  Authority Relative to the Merger.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (other than the adoption of this Agreement by the holders of a majority of the voting power represented by the then outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class) (the “Company Voting Proposal”)) to consummate the Merger and other transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and other transactions contemplated hereby (other than the Company Voting Proposal and the filing of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) and discretion of any Governmental Authority before which a proceeding is brought.  The Company Board, at a meeting duly called and held, has, upon the recommendation of the Special Committee, (i) approved and declared advisable this Agreement and the Merger and other transactions contemplated hereby (such approval and declaration having been made in accordance with the DGCL), (ii) approved the execution, delivery and performance of this Agreement and, subject to the adoption of the Agreement by the Stockholders, the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and the Stockholders, and (iv) resolved, subject to Section 6.4(c), to recommend that the Stockholders adopt this Agreement (the “Recommendation”).

SECTION 3.5  No Conflict; Required Filings and Consents.

(a)           The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the charter of the Company (as currently in effect, the Restated Certificate of Incorporation dated May 12, 2005, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation dated May 20, 2008), the bylaws of the Company (as currently in effect, the Amended and Restated Bylaws dated December 31, 2001, as amended by Amendment No. 2 effective February 12, 2004, Amendment No. 3 effective May 16, 2006, Amendment No. 4 effective December 11, 2006, Amendment No. 5 effective May 20, 2008 and Amendment No. 6 effective August 10, 2009) or the charter or bylaws or similar organizational document of any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained or taken and all filings and obligations described in Section 3.5(b) have been made or fulfilled, conflict with or violate any statute, law, ordinance, regulation, rule or code (each, a “Law”) or any order, judgment or decree (each, an “Order”) applicable to the Company or any Subsidiary or by which any property, right or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.5(a) of the Company Disclosure Schedule, result in any breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), or loss of a benefit,  under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in an alteration of the rights under, or the creation of a Lien on any property, right or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (each, a “Contract”) or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property, right or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The execution and delivery by the Company of this Agreement do not, and the performance by the Company and its Subsidiaries of this Agreement and the transactions contemplated herein will not, require any consent, approval, order, registration with, declaration,  authorization or permit of, or filing with or notification to, any United States federal, state, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (including (x) a state public utility commission, state public service commission or similar state regulatory body (each, a “PUC”) or (y) any departments of public health or departments of health or similar state regulatory bodies or body having jurisdiction over environmental protection or environmental conservation or similar matters (collectively, “Health Agencies”) under applicable Laws) (any of the foregoing, a “Governmental Authority”), except as set forth in Section 3.5(b) of the Company Disclosure Schedule and for (i) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, (iii) the filing of the Certificate of Merger as required by the DGCL, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Consents, approvals, orders, authorizations, registrations, declarations, filings and notices described in clauses (x) and (y) of the above parenthetical that are required to be obtained or made by the Company or any of its Subsidiaries, the failure of which to obtain or make would deprive Parent or Merger Sub of a material benefit under this Agreement or prevent or impede or delay the consummation of the transactions contemplated by this Agreement, are hereinafter referred to as the “Company Required Consents.”

SECTION 3.6  Permits; Compliance with Laws.

(a)           The Company and the Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority that are necessary for the Company and the Subsidiaries to own, lease and operate its properties, rights or assets or to carry on their business as it is now being conducted and for the most recent complete fiscal year has been conducted (the “Company Permits”), except where the failure to have such Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No suspension, cancellation, non-renewal or adverse modification of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

(b)           Each of the Company and its Subsidiaries is, and has since December 31, 2008 been, in compliance in all respects with all, and has not violated any (i) Laws applicable to the Company or each such Subsidiary or by which any property, right or asset of the Company or each such Subsidiary is bound or affected, and (ii) Company Permits, except where failure to comply or the violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, the Company is not subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any PUC.  Section 3.6(c) of the Company Disclosure Schedule contains a true and complete list of each Subsidiary of the Company that is subject to regulation as a public utility or public service company (or similar designation) by any PUC, including the name of each such jurisdiction in which such Subsidiary is subject to such regulation.  All filings required to be made by the Company or any of its Subsidiaries since January 1, 2008, under any applicable Laws relating to the regulation of public utilities or public service companies (or similarly designated companies), have been filed with the appropriate PUC, Health Agency or other appropriate Governmental Authority (including, to the extent required, the California Public Utilities Commission, the Texas Commission on Environmental Quality, the Oklahoma Corporation Commission and the Mississippi Public Service Commission), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of all applicable Laws, except for such filings or such failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           Except as set forth in Section 3.6(d) of the Company Disclosure Schedule, since the December 31, 2008, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of NasdaqGS.

SECTION 3.7  SEC Documents; Financial Statements.

(a)           The Company has filed or furnished, as the case may be, all forms, statements, certificates, reports and documents required to be filed or furnished pursuant to the Exchange Act or Securities Act with the SEC since December 31, 2008 (such forms, statements, certificates, reports and documents filed or furnished since such date and those filed subsequent to the date of this Agreement, including the amendments thereto, the “SEC Documents”).  As of their respective dates or, if amended or supplemented, as of the date of the last such amendment or supplement, the SEC Documents (i) were prepared in accordance and comply in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of the last such amendment or supplement, or will not for any SEC Documents filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary is required to file any form, report or other document with the SEC, including pursuant to Sections 13(a) and 15(d) under the Exchange Act.

(b)           The consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Documents were, or in the case of SEC Documents filed after the date of this Agreement will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by the SEC), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods indicated therein (subject, in the case of the unaudited statements, to normal period end adjustments and to any other adjustments described therein, including the notes thereto). The financial statements provided to Parent in connection with entering into this Agreement and contained in Section 3.7(b) of the Company Disclosure Schedule will not differ in any material respects from the financial statements included in the Company’s 2009 10-K when filed with the SEC.

(c)           Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)           Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2008, including the notes thereto, except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2008, or in the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2009, including the notes thereto, (ii) liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since December 31, 2008, (iii) liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iv) liabilities and obligations set forth in Section 3.7(d) of the Company Disclosure Schedule.

SECTION 3.8  Absence of Certain Changes or Events.  Since December 31, 2008, except as set forth in Section 3.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (i) the Company and the Subsidiaries have conducted their businesses in all material respects, and have not engaged in any material transactions other than,  in the ordinary course and in a manner consistent with past practice, and (ii) there has not been any Company Material Adverse Effect, or any changes, events, circumstances or developments that would likely be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.9  Absence of Litigation.  Except as set forth in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, there is no civil, criminal or administrative litigation, suit, claim, action, hearing, arbitration, proceeding or investigation (which investigation has been communicated to the Company or any of its Subsidiaries or of which the Company has knowledge) (each, an “Action”) pending or, to the knowledge of the

Company, threatened against the Company or any Subsidiary, or any property, right or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator, except for Actions that, if determined adversely to the Company or any Subsidiary would not result in losses and expenses (including reasonable expenses of counsel) that would individually or in the aggregate, be material to the Company.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company or any Subsidiary nor any of their respective properties, rights or assets is subject to any continuing Order of, or continuing investigation (which investigation has been communicated in writing to the Company or any of its Subsidiaries or which exists to the knowledge of the Company) by, any Governmental Authority, which would reasonably be expected to materially adversely affect the ability of the Company to consummate the Merger.

SECTION 3.10  Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other bonus, stock option, stock purchase, restricted share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, change in control, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any organization or other entity with whom the Company is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA (the “ERISA Affiliate”) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are, or have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively and whether or not material, the “Employee Plans”).  Neither the Company nor any ERISA Affiliate has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any Employee Plan, other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by this Agreement, the Merger, ERISA, the Code or to otherwise comply with applicable Laws.  The Company has expressly reserved its right to amend or terminate each Employee Plan.

(b)           Neither the Company nor any ERISA Affiliate (including any entity that during the past six years was a ERISA Affiliate) has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Sections 412 or 436 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA.  No condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan, and neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.  No funding deficiency has been incurred with respect to any Employee Plan, whether or not waived in accordance with Section 412 of the Code.  No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan.

(c)           Except as set forth on Sections 3.10(a) and 6.5(a) of the Company Disclosure Schedule, no Employee Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any ERISA Affiliate to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any ERISA Affiliate of any money or other property or accelerate or provide any other special vesting or other rights or benefits to any current or former employee of the Company or any ERISA Affiliate as a result of the consummation of the Merger (whether alone or in connection with any subsequent event).  Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, there is no contract, plan or arrangement covering any current or former employee of the Company or any ERISA Affiliate that could give rise to the payment of any amount that would not be deductible, including pursuant to the terms of Section 162(m) or Section 280G of the Code.

(d)           Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Employee Plans provides for or promises medical, group health, disability or retiree life insurance benefits for a period following retirement or other termination of employment to any current or former employee, officer or director of the Company or any ERISA Affiliate.

(e)           Each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code.  The Company and the Subsidiaries have performed all obligations required to be performed by them under, and are not in default in any material respect under or in violation of, any Employee Plan.  No Action is pending or, to the knowledge of the Company, threatened with respect to any Employee Plan (other than routine claims for benefits in the ordinary course) and none of the Company or its Subsidiaries have any knowledge of any fact or event that could reasonably be expected to give rise to any such Action.  No material operational or plan failure (within the meaning of Rev. Proc. 2008-50) exists with respect to any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or prototype opinion letter upon which the plan sponsor is entitled to rely from the Internal Revenue Service (the “IRS”) that the Employee Plan is so qualified and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such qualification or exemption.

(g)           None of the Company or its Subsidiaries has any knowledge of any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan.

(h)           All contributions, premiums or payments required to be made with respect to any Employee Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.  All contributions and contribution obligations have been reflected on the most recent financial statements of the Company included in the Company SEC Reports.

(i)            The Company has complied with all reporting and disclosure obligations to each Governmental Authority and all participants and beneficiaries with respect to each Employee Plan required by the terms of such Employee Plan and any statutes, orders, rules or regulations, including ERISA, the Code and the Sarbanes-Oxley Act.

(j)            With respect to the Employee Plans which are “group health plans” under Section 4980B of the Code or Section 607(1) of ERISA, there has been timely compliance in all material respects with all requirements imposed under Section 4980(B) of the Code and Part 6 of Title 1 of ERISA, so that neither the Company nor any of its ERISA Affiliates has any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Employee Plan.  Except as set forth in Schedule 3.10(j) of the Company Disclosure Schedule, with respect to the Company’s Employee Plans which are “group health plans” under Section 9832 of the Code or Section 733 of ERISA, such Employee Plans have been maintained in compliance in all material respects with all requirements imposed under Subtitle K of the Code and Part 7 of Title 1 of ERISA.  If the Company or any of its Employee Plans are treated as a “covered entity” under the Privacy and Security Standards at 45 CFR Parts 160 through 164, such covered entities have complied in all material respects with such standards beginning with the effective date of such standards to such covered entities.

(k)           The Company and all ERISA Affiliates have complied in all material respects with Section 409A of the Code, including all guidance from the IRS, with respect to any interest granted or awarded pursuant to an Employee Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code), and no person had a legally binding right to an amount under such a nonqualified deferred compensation plan, which to the knowledge of the Company would subject such person to the Taxes imposed by Section 409A of the Code.

SECTION 3.11  Labor and Employment Matters.

(a)           Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.  As of the date hereof and in the three previous years, there is and has been no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof, by or with respect to any employees of the Company or any Subsidiary.

(b)           The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, plant closings and mass layoffs, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any material arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.  Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree, or citation by, any Governmental Authority, relating to employees or employment practices.  Since December 31, 2008, except as disclosed in Section 3.11(b) of the Company Disclosure Schedule and for matters that, if adversely determined, result in losses and expenses (including reasonable expenses of counsel) that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards asserted or pending with respect to the Company and (ii) the Company has not received written notice or threat of any suits, actions or other proceedings in connection with the Company or its Subsidiaries or employees that arise out of or relate to any of the Company’s or any Subsidiary’s employment practices (including proceedings before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices).

SECTION 3.12  Intellectual Property.

(a)           Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all trademarks, service marks, domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, of and by the Company and the Subsidiaries.  Neither the Company nor any of the Subsidiaries has any patents or pending patent applications, or registrations or pending applications for registration of copyrights. The Company or its Subsidiaries own or have a right to use, free and clear of all Liens, except for Permitted Liens, all the Intellectual Property necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects.

(b)           Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any material agreements relating to the licensing (whether as licensee or licensor) or use of any Intellectual Property material to the conduct of their respective businesses as they are conducted as of the date hereof.  All such agreements listed on Section 3.12(b) of the Company Disclosure Schedule are deemed to be Material Contracts for purposes of Sections 3.15 and 5.1 of this Agreement.

(c)           The conduct by the Company and the Subsidiaries of their businesses as currently conducted, and the use of any Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any third person.  No Actions have been asserted or are pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any Intellectual Property, (ii) alleging that any services provided by or processes used by the Company or any Subsidiary infringe, misappropriate or otherwise violate the Intellectual

Property rights of any third person, or (iii) alleging that any Intellectual Property is being licensed or sublicensed by or to the Company or the Subsidiaries in conflict with the terms of any license or other agreement. To the knowledge of the Company, no person is materially infringing, misappropriating or otherwise violating the Intellectual Property owned by the Company and its Subsidiaries.

(d)           Except as would not have a Company Material Adverse Effect, the Company and the Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of their trade secrets and other confidential Intellectual Property used or held for use by the Company or the Subsidiaries.

SECTION 3.13  Taxes.

(a)           Each of the Company and the Subsidiaries has duly and timely filed all material Tax Returns that it was required to file under applicable Tax Law (taking into account any extensions of time within which to file such Tax Returns) and has timely paid all material Taxes required to be paid by it (whether or not shown on any such Tax Return), except for any amounts being disputed in good faith for which adequate provision has been made to the extent required by GAAP consistently applied in the consolidated financial statements included in the Company SEC Documents.  Except as set forth on Section 3.13 of the Company Disclosure Schedule, all such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.13(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  All amounts of Taxes required to be withheld by or with respect to the Company or any Subsidiary (including any Taxes required to be withheld pursuant to Section 1445 of the Code in connection with the redemption of the Preferred Stock) have been timely withheld and remitted to the applicable Governmental Authority.  The Company has made adequate provisions to the extent required by GAAP consistently applied in the consolidated financial statements included in the Company SEC Documents for the payment of material Taxes for which the Company or any of its Subsidiaries is liable with respect to periods covered thereby that were not yet due and payable as of the dates thereof.  Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary is a member of the same affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any Subsidiary has been included in any other consolidated, combined, unitary or similar basis Tax Return. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company, or any subsidiary of the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law). Neither the Company nor any Subsidiary has been a party to a transaction that is a “reportable transaction,” as such term is defined in Section 1.6011-4(b)(1) of the Treasury Regulations promulgated under the Code.  Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could reasonably be expected to give rise to an indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes). None of Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.  Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method.  The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the date of Closing as a result of (i) a change in method of accounting occurring prior to the date of Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the date of Closing, (iii) a prepaid amount received, or paid, prior to the date of Closing or (iv) deferred gains arising prior to the date of Closing.  Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the date of Closing as a result of (i) a change in method of accounting occurring prior to the date of Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the date of Closing, (iii) a prepaid amount received, or paid, prior to the date of Closing, (iv) deferred gains arising prior to the date of Closing, or (v) the application of Sections 1.1502-13 or 1.1502-19 of the Treasury Regulations promulgated under the Code.  The Company intends to elect to exclude approximately $46,000,000 in gain realized in connection with the condemnation of property owned by New Mexico Utilities, Inc. from its U.S. federal income tax return for 2009 pursuant to Section 1033(a)(2)(A) of the Code.

(b)           Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) no audits, examinations, investigations or other proceedings are pending or being conducted with respect to any material Taxes of the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary has received from any Governmental Authority any notice, that has not been previously resolved, (A) indicating an intent to open an audit or other review or (B) of deficiency or proposed adjustment of or any material amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company or any of the Subsidiaries, and (iii) no power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary for a taxable period ending after the Effective Time.

SECTION 3.14  Environmental Matters.  Except as described in Section 3.14 of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) none of the Company or any of the Subsidiaries is in violation of or has violated any Environmental Laws, (b) there has been no release of Hazardous Substances by the Company or the Subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation or corrective action under any Environmental Laws, (c) none of the Company or any of the Subsidiaries has been notified in writing that it is actually or potentially liable under or has received any requests for information or other correspondence or written notice that it is considered potentially liable for any contamination by Hazardous Substances, whether at any property the Company owns, leases or operates or at any other location, and to the knowledge of the Company, Hazardous Substances are not present at any such location that could reasonably be expected to give rise to any obligation or corrective action under any Environmental Laws or interfere with operations, (d) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (the “Environmental Permits”) to operate as it currently and for the most recent complete fiscal year has operated, and no suspension, cancellation, non-renewal or adverse modification of any of such Environmental Permits is pending or, to the knowledge of the Company, threatened, nor does the Company have any reason to believe that any Environmental Permit for which it has applied or is preparing an application will not be granted in the ordinary course, (f) each of the Company and each Subsidiary is in material compliance with its Environmental Permits, and (g) the Company has made available to the Parent all reports, correspondence, and other documents containing information concerning compliance with or liability under Environmental Law or concerning Hazardous Substances, that could reasonably be expected to adversely affect the Company or any of its Subsidiaries.

SECTION 3.15  Material Contracts.

(a)           Section 3.15 of the Company Disclosure Schedule contains a complete and accurate list of any Contract that is a (i) Contract required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) Contract with respect to partnerships or joint ventures; (iii) Contract containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, any type of product or service, and channel of distribution, or field of commercial endeavor or geographical area in which or with regard to which the Company or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (iv) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be likely to prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement or that would accelerate payment obligations, performance deadlines, or modify or accelerate any other material obligation due to the Merger or other transactions contemplated by this Agreement; (v) collective bargaining agreement or similar agreement; (vi) loan agreement, credit agreement, indenture, promissory note, guarantee, mortgage, security agreement and any other instrument used in the borrowing of money, extension of credit, surety bonds or guarantees of indebtedness, in each case in excess of $1,000,000 outstanding (other than loans between the Company and its Subsidiaries or between such Subsidiaries or accounts receivables and payables, in each case, in the ordinary course of business); (vii) Contract licensing or otherwise specifically concerning Intellectual Property (except for non-exclusive, commercially available, off-the-shelf software programs for which the Company and its Subsidiaries, taken as a whole, pay an annual fee of less than $100,000) that is material to the business of the Company and its Subsidiaries, taken as a whole; (viii) Contract that accounted for (or is expected to account for) aggregate revenue to, or expenditures of, the Company or any of its Subsidiaries of more than $1,000,000 during the Company’s current (or next) fiscal year; (ix) Contract (or series of related Contracts) entered into after December 31, 2008 that involves the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract (or series of related Contracts) in excess of $1,000,000 (other than acquisitions or dispositions of inventory in the ordinary course of business); (x) Contract that relates to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by or to the Company or any of its Subsidiaries in excess of $1,000,000; or (xi) Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity securities of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock or other equity securities of the Company or any Subsidiary of the Company or prohibits the issuance of guarantees or the granting or creation of Liens by any Subsidiary of the Company or (xii) Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement that are material to the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole.  Each Contact of the type described in clauses (i) to (xii) of this Section 3.15 (a) is referred herein as a “Material Contract”.

(b)           Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other parties thereto and is in full force and effect; and (a) neither the Company nor any Subsidiary is or is alleged to be in material breach or violation of, or material default under, any Material Contract (nor does there exist any condition which, upon the passage of time or giving of notice or both, would cause such a violation or breach of or default under any Material Contract); (b) to the Company’s knowledge, no other party to any Material Contract is or is alleged to be in material breach or violation of, or material default under, such Material Contract; (c) the Company and the Subsidiaries have not received any written notice of default under any Material Contract which remains uncured; and (d) except as referenced in Section 3.15 of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract. Complete and correct copies of each Material Contract have been delivered, or made available, to Parent prior to the date hereof.

SECTION 3.16  Insurance.  The Company, each of its Subsidiaries and their property is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and there have been no gaps in coverage since January 1, 2005. Section 3.16 of the Company Disclosure Schedule contains a list of all material fire and casualty, general liability, business interruption and other insurance policies (collectively, “Insurance Policies”) maintained by the Company or any of its Subsidiaries.  The Company is insured in such amounts and against such risks and losses as are (a) customary for similarly situated companies in the United States conducting the type of business conducted by Company and its Subsidiaries, (b) required to be maintained by the Company or its Subsidiaries under the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which any of the Company’s or its Subsidiaries’ properties are bound, except for such failures to maintain insurance that would not result in the acceleration of any payment of the principal amount of such Contract, and (c) required to be maintained pursuant to any applicable Laws and Orders.  Neither the Company nor any of its Subsidiaries (i) has received any notice of cancellation or termination with respect to any Insurance Policy or (ii) is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a breach or default, or permit termination or modification of, any such policy.  As of the date hereof, the Company and each of its Subsidiaries has complied in all material respects with their obligations under each Insurance Policy, including the payment of all premiums due thereon.

SECTION 3.17  Real and Personal Property.

(a)           The Company or a Subsidiary possesses, free and clear of all Liens, except for Permitted Liens, good, valid and marketable title to real property and interests in real property (the “Owned Real Property”) or good and valid leasehold interests in the leased real property (the “Leased Real Property”) used or held for use by it in the conduct of its respective business, in each case as necessary to permit the Company and the Subsidiaries to conduct their respective businesses as currently conducted in all material respects. Section 3.17 of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property and Leased Real Property.

(b)           Each of the Company and its Subsidiaries has complied in all material respects with the terms of all material leases and subleases applicable to the Leased Real Property to which it is a party or under which it is in occupancy, and all such leases and subleases are valid, legally binding, enforceable and in full force and effect.  No notice of any material default under any material such lease has been delivered to the Company or any Subsidiary and none of the Company or any of its Subsidiaries is in breach or violation of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach, violation or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration or repudiation by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, violations, defaults, charges, terminations, modifications, accelerations or repudiations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to any material authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, pertaining to real property (the “Real Property Easements”) necessary to conduct their businesses as conducted on the date hereof, and to the Company’s knowledge, no event has occurred that would allow, with or without notice or lapse of time or both, revocation or termination thereof or would result in any impairment of the rights of the Company or any Subsidiary with respect to any Real Property Easement, except for such revocations, terminations and impairments as would not affect the commercial use of the applicable property for the purposes for which it is being used by the Company or a Subsidiary as of the date of this Agreement.

(d)           Neither the Company nor any Subsidiary has received any written notice of any pending, threatened or contemplated condemnation, eminent domain, litigation, administrative action or similar proceedings by any Governmental Authority involving the taking of any real property or any portion thereof or interest therein, or any sale or other disposition of any real property to which it holds title or any portion thereof in lieu of condemnation, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding options or rights of first refusal to purchase all or any portion of the Owned Real Property or any interest therein.

(e)           The Company and its Subsidiaries, individually or together, own, lease or have the right to use all of their personal property used or held for use by it in the conduct of their respective businesses (the “Personal Property”), as necessary to permit the Company and its

Subsidiaries to conduct their respective businesses as currently conducted in all material respects. The Company and each of its Subsidiaries has title to, or in the case of leased or subleased Personal Property, valid and subsisting leasehold interests in, all of the Personal Property free and clear of Liens, other than Permitted Liens.

SECTION 3.18  Proxy Statement.  The proxy statement to be sent to the Stockholders in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Proxy Statement.

SECTION 3.19  Opinion of Financial Advisor.  The Company Board and Special Committee have received the written opinion of Wells Fargo Securities, LLC (formerly Wachovia Capital Markets, LLC) (“Wells Fargo Securities”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. A true, correct and complete copy of the opinion has been delivered to Parent.

SECTION 3.20  Brokers.  Except for Wells Fargo Securities, the fees and expenses of which shall be paid by the Company, no broker, finder, investment banker or other firm or person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated herein based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of Wells Fargo Securities.

SECTION 3.21  Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) (“Takeover Statutes”) is applicable to the Company, the Merger or the other transactions contemplated hereby. The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL

SECTION 3.22  Affiliated Transactions.  To the knowledge of the Company and as of the date of this Agreement there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the SEC Documents filed prior to the date hereof.

SECTION 3.23  Unlawful Payments; Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds, in each case, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, “pay-to-play” restrictions or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

SECTION 3.24  Water Quality and Water Rights.  Except as set forth in Section 3.24 of the Company Disclosure Schedule, the drinking water supplied by the Company and its Subsidiaries to their customers is and has been in compliance with all applicable federal and state drinking water standards except for such failures which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have all rights necessary to extract and deliver water to their customers pursuant to existing agreements, and the Company has no reason to believe that any such rights will be lost, revoked or compromised or will not be satisfied, other than any such exceptions which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.25  No Other Representation or Warranty. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV of this Agreement, Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby. Except as expressly set forth herein, no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.1  Organization.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)           Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not prevent or materially delay or materially impair the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

SECTION 4.2  Authority Relative to the Merger.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub) to consummate the Merger and the other transactions contemplated hereby.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.3  No Conflict; Required Filings and Consents.

(a)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, (i) conflict with or violate the charter or bylaws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Securities Act, the Exchange Act, and filing of the Certificate of Merger as required by the DGCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required of any PUC under applicable Laws, (iii) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required of any Health Agency under applicable Laws, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Consents, approvals, orders, authorizations, registrations, declarations, filings and notices described in the foregoing clauses (ii) and (iii) that are required to be obtained or made by Parent or Merger Sub or any of their respective subsidiaries, the failure of which to obtain or make would deprive the Company of a material benefit under this Agreement or prevent, impede or delay the consummation of the transactions contemplated by this Agreement, are hereinafter referred to as the “Parent Required Consents.”

SECTION 4.4  Capital Resources.  Parent has, and will have at the Effective Time, sufficient funds to permit Parent and Merger Sub to consummate the Merger, pay the aggregate Merger Consideration and acquire all the outstanding Shares in the Merger.

SECTION 4.5  Proxy Statement.  The information supplied by Parent, Merger Sub or their Representatives for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement, insofar as it relates to Parent or Merger Sub or affiliates of Parent or Merger Sub or other information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.

SECTION 4.6  No Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve or adopt this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Parent or Merger Sub necessary to approve or adopt this Agreement or the Merger or the transactions contemplated hereby and Parent will, immediately following execution and delivery of this Agreement by all parties hereto, vote or consent to the adoption of this Agreement in its capacity as sole stockholder of Merger Sub.

SECTION 4.7  Litigation.  As of the date of this Agreement, there is no Action pending, or, to the knowledge of Parent or Merger Sub, threatened, against or affecting Parent or

Merger Sub or against any of their respective assets or properties before any arbitrator or Governmental Authority that would reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger, and neither Parent nor Merger Sub nor any of their respective properties or assets are subject to any continuing Order of, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority that would reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger.

SECTION 4.8  Ownership and Operations.  Merger Sub was incorporated on March 1, 2010.  The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, and no other person has or immediately prior to the Effective Time will have, any option, warrant, or other right or agreement, arrangement or commitment of any character that is binding on Merger Sub and that obligates Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Merger Sub.  Merger Sub was formed solely for the purpose of consummating the Merger and engaging in the transactions contemplated by this Agreement.  Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and consummation of such transactions.  Merger Sub has not had any operations, has not generated any revenues and has no liabilities other than those incurred in connection with its formation and the Merger as provided in this Agreement.

SECTION 4.9  Brokers.  Except for Macquarie Capital (USA) Inc., the fees and expenses of which shall be paid by Parent, no broker, finder, investment banker or other firm or person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated herein based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

SECTION 4.10  Ownership of Company Stock.  As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective subsidiaries beneficially owns any shares of Company Common Stock or Company Preferred Stock.

SECTION 4.11  Equity Commitment Letters.   Fully executed commitment letters from JPMorgan IIF Acquisitions LLC (“IIF”) and Water Asset Management, LLC (“WAM” and collectively with IIF, the “Investors”) (the “Equity Commitment Letters”), pursuant to which (i) the IIF has committed that it and/or its affiliates will, upon the terms and subject only to the conditions set forth therein, provide equity financing to Parent in the aggregate amount of $275,743,000 and (ii) WAM has committed that it and/or its affiliates will, upon the terms and subject only to the conditions set forth therein, provide equity financing to Parent in the aggregate amount of $27,574,300 in connection with the transactions contemplated by this Agreement. The Equity Commitment Letters are in full force and effect and are legal and binding obligations of the Parent. The Equity Commitment Letters have not been amended or terminated, and, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder.

SECTION 4.12  Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

(a)           Parent and Merger Sub acknowledge and agree that they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning the Company and its Subsidiaries and their businesses and operations.  Parent and Merger Sub acknowledge and agree that they have had an opportunity to ask all questions of and receive answers from the Company with respect to this Agreement and the transactions contemplated by this Agreement.  Parent and Merger Sub acknowledge and agree that, except as expressly set forth in this Agreement, neither the Company or any of its Subsidiaries, nor any of their respective Representatives or any holder of Shares, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, any of their respective Representatives, or any other person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub, or any other person, or the use by Parent, Merger Sub, or any other person, of any such information provided or made available to them by or on behalf of the Company, its Subsidiaries, or their respective Representatives, including any information, documents, projections, forecasts, estimates, or other forward-looking information, business plans, or other material provided for or made available to Parent, Merger Sub or any of their Representatives in any physical or on-line data rooms, confidential information memoranda or in-person presentations or teleconferences in connection with the transactions contemplated by this Agreement.

(b)           Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement, the Company does not make, and has not made, and neither Parent nor Merger Sub has relied upon, any representation, warranty or statements by any person on behalf of the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated hereby.  Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby, and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.  Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that, except as provided in Article III, neither the Company or any of its Subsidiaries, nor any of their respective Representatives nor any holder of Shares, makes or has made any representation or warranty to Parent and Merger Sub or any of their Representatives or affiliates with respect to:

(i)            any forward-looking information such as projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective Representatives or affiliates; or

(ii)           any other information, statement or documents heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective Representatives or affiliates, including the information in the on-line data room maintained by the Company through Intralinks, Inc., with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III of this Agreement.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1  Conduct of Business by the Company.

(a)           From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VIII, and except as otherwise expressly contemplated or permitted hereunder, as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain and preserve intact its business organization and existing relations and goodwill with Governmental Entities, customers, suppliers and business associates, (B) preserve its material assets, rights and properties in good condition, (C) subject to Section 5.1(b), retain the services of its current officers and key employees as determined by the Company’s Chief Executive in consultation with Parent and (D) not allow any commercial contracts to lapse or expire that represent the largest 20 contracts in each of the Contract O&M Services and Texas MUD Services segments, as measured by EBIT or contribution margin respectively.

(b)           Without limiting the generality of Section 5.1(a), the Company agrees with Parent that between the date hereof and the Effective Time, except as otherwise expressly contemplated or permitted hereunder, as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)            adjust, split, combine, subdivide or reclassify any capital stock, equity interests or security or obligation convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for capital stock or equity interests, or otherwise amend, modify or waive any term of any outstanding capital stock, equity interest or other security of the Company or any of its Subsidiaries;

(ii)           make, declare or pay any dividend, or make any other distribution on, whether payable in cash, stock, property or otherwise, or directly or indirectly redeem, purchase or otherwise acquire (other than the

Series A Preferred Stock, which the Company agrees to redeem on or before the Closing in accordance with the terms thereof), or encumber, any shares of its capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or equity interests; provided, however, that (A) the Company may pay cash dividends on the Company Common Stock consistent with past practices (but in no event in an amount in excess of $0.05 per share per quarter) and pay cash dividends on the Company Preferred Stock consistent with past practices (but in no event in an amount in excess of $0.65625 per share per quarter) and (B) the Subsidiaries may pay cash dividends or make cash distributions to the Company or to its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice;

(iii)          issue, sell, transfer or grant any person any right to acquire, any shares of capital stock, equity interests or any security or obligation convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for capital stock or equity interests of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice (A) pursuant to the vesting or exercise of Company Stock Options granted under the Company’s Stock Plans and issued and outstanding as of the date hereof, or (B) as required upon the conversion of Company Convertible Debentures or the exercise of Company Stock-Based Awards or Common Stock Purchase Warrants, in each case, issued and outstanding as of the date hereof and in accordance with their respective terms;

(iv)          enter into any agreement with respect to the voting of its capital stock or other equity interests;

(v)           sell, transfer, mortgage, license, cancel, abandon, lease, license, pledge, encumber (other than Permitted Liens), divest or otherwise dispose or restrict the use of, other than in the ordinary course of business, any properties, rights, assets or lines of business having a value in excess of $1,000,000 in the aggregate in any twelve-month period after the date hereof;

(vi)          (A) except for capital improvements mandated or required by regulatory authorities, make or agree to make any capital expenditures in excess of the amount of capital expenditures for that fiscal year set forth in the Company’s Updated Financial Forecast dated January 2010 under the heading “Capital Expenditures” or (B) enter into any material new line of business outside of its existing business;

(vii)         except to comply with mandates or requirements of regulatory authorities for capital improvements, incur, issue, modify, renew, refinance, syndicate, assume, guarantee, or become obligated with respect to any indebtedness except for borrowings under the Company’s Amended and Restated Credit Agreement in the ordinary course of business and consistent with past practices (including in terms of both timing and amounts), in amounts greater than $1,000,000 individually or $2,000,000 in the aggregate, or any indebtedness containing covenants that would prevent or materially delay or impede the Merger;

(viii)        make or offer to make any loans, advances or capital contributions to, or acquire or invest in, another person or business (other than any wholly-owned Subsidiary of the Company in the ordinary course of business and consistent with past practices), or acquire any assets outside of the ordinary course of business from any person or business, for consideration in excess of $2,000,000 in the aggregate, whether by merger, purchase of stock or securities, contributions to capital, property transfers or otherwise, or any combination of the foregoing, or enter into any binding agreement requiring the Company or any Subsidiary to make any such loan, advance, capital contribution, acquisition or investment;

(ix)           enter into, renew, extend, materially amend or waive any material provision of or terminate (A) any Material Contract or any other contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other (w) than any contract relating to indebtedness that would not be prohibited under clause (vii) of this Section 5.1(b), (x) except in the ordinary course of business consistent with past practice, (y) amendments or waivers of up to  $1,000,000 in the aggregate or (z) amendments under the Company’s Amended and Restated Credit Agreement which would not materially impede the Merger, or (B) any contracts not in the ordinary course, involving payments or transfers of value by the Company or any Subsidiary thereof in excess of $1,000,000 in the aggregate in any twelve month period after the date hereof;

(x)            except to the extent required by Law or by Employee Plans disclosed on Section 3.10(a) of the Company Disclosure Schedule in existence as of the date hereof or in the ordinary course of business consistent with past practice (other than with respect to senior executives), (A) increase the compensation or benefits of, or provide any pension, retirement, severance, retention or other similar benefits to, any of its current or former employees, officers, directors, consultants, independent contractors or other service providers (except for increases in salary or hourly wage rates for employees who are not officers or directors based on cost of living adjustments in the ordinary course of business consistent with past practice), (B) establish, adopt, implement, enter into, amend, terminate, or otherwise commit itself to or alter in any respect, any

Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date hereof, (C) accelerate the vesting of, or the lapse of restrictions with respect to, any Company Stock Options, Company Stock Award or Company Stock-Based Award, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, (E) change in any respect the manner in which contributions to Employee Plans are made or the basis on which such contributions are determined, (F) allow for the commencement of any new offering periods under any Purchase Plans or (G) enter into any written contracts of employment;

(xi)           waive, release, assign, settle or compromise any material right, claim, liability, obligation, indebtedness, Action or proceeding (in each case, whether of, by or against the Company or any of its Subsidiaries or any person), other than waivers, releases, assignments, settlements or compromises that would not result in material liabilities or obligations for the Surviving Corporation, would not reasonably be expected to materially delay or prevent the Merger, or would involve only the payment of monetary amounts not in excess of $1,000,000 in the aggregate (excluding any amounts to be paid, reimbursed or contributed by third parties or paid under insurance policies);

(xii)          fail to maintain in full force and effect insurance policies of the type and with comparable coverage to such insurance policies in place on the date hereof;

(xiii)         propose or adopt any amendment or wavier to any provision of its charter, or in the case of the Company, its certificate of incorporation or bylaws;

(xiv)        take or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied prior to the End Date or satisfaction of those conditions being materially delayed by the Company;

(xv)         adopt, subject to Section 6.4(c), a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity, other than the Merger;

(xvi)        implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required or permitted by GAAP, applicable Law or regulatory guidelines;

(xvii)       enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return (other than as resulting from the restatement of the Company’s financial statements), or obtain any material Tax ruling;

(xviii)      create, acquire or change the form of entity of any Subsidiary (without regard to the 25% threshold); or

(xix)         agree to take or make any commitment to take, or adopt any resolutions of the Company Board approving or purporting to implement, any of the actions specified in this Section 5.1(b).

SECTION 5.2  Regulatory Filings.  The Company shall, and shall cause each of its Subsidiaries to, timely file in the ordinary course of business consistent with past practice all rate applications and all other filings required to be made, with any PUC, Health Agency or other Governmental Authority under any Law relating to the regulation of public utilities or public service companies (or similarly designated companies), including any filings to implement any changes in any of its or any of its Subsidiaries’ rates or surcharges for water service, standards of service or accounting; provided that the Company shall, and shall cause each of its Subsidiaries to, consult with Parent reasonably in advance of any filing of a general rate case with any PUC, or any filing with a Health Agency or other Governmental Authority and prior to any such filing consider in good faith any of Parent’s comments on such filing; provided further that the Company shall obtain Parent’s consent (which shall not be unreasonably withheld or delayed) prior to including any description of Parent, Merger Sub or their affiliates in any filing with any PUC, Health Agency or other Governmental Authority.

SECTION 5.3  No Right to Control.  Parent and Merger Sub acknowledge and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

SECTION 5.4  Certain Conduct by the Parties.

(a)           During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company, Parent and Merger Sub shall not, and shall cause their respective subsidiaries not to, acquire beneficial ownership of any shares of Company Common Stock or Company Preferred Stock.

(b)           During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company, Parent and Merger Sub shall not, and shall cause their subsidiaries not to, directly or indirectly, take any action that would reasonably be expected to materially impede or delay obtaining any Parent Required Consent or Company Required Consent or otherwise materially impede or delay the consummation of the Merger.

(c)           During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any action that would reasonably be expected to materially impede or delay obtaining any Parent Required Consent or Company Required Consent or otherwise materially impede or delay the consummation of the Merger.

(d)           Parent shall not less than 48 hours from the execution of this Agreement to the Effective Time have not less than $40,000,000 in equity either in the form of (i) cash and/or (ii) Company Shares (valued at their purchase price).

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.1  Stockholders’ Meeting.  The Company, acting through the Company Board, shall (a) in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof for the purpose of considering and voting upon the Company Voting Proposal taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) and (b) (i), subject to Section 6.4(c), include in the Proxy Statement, and not subsequently withhold, withdraw or modify or publicly propose or resolve to withhold, withdraw or modify in any manner adverse to Merger Sub or Parent, the Recommendation and (ii) take all action that is both reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of Nasdaq or the DGCL to obtain such approvals.  Parent shall cause any shares of Company Common Stock owned by Parent or any of its affiliates to be voted at the Stockholders’ Meeting in favor of the adoption of this Agreement.

SECTION 6.2  Proxy Statement; SEC Filings.

(a)           After the execution of this Agreement, the Company shall file as promptly as practicable a preliminary Proxy Statement with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company, Parent and Merger Sub, and each shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable and thereafter to file a definitive Proxy Statement with the SEC.  Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, in furnishing all the information concerning itself and its affiliates that is required to be included in the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information.  Each of the Company, Parent and Merger Sub and its respective counsel shall have a reasonable opportunity to review and comment on (i) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to the Stockholders and (ii) all responses to requests for additional information and replies to comments from the SEC prior to their being filed with, or sent to, the SEC.  Each of the Company, Parent and Merger Sub agrees to use its reasonable commercial efforts, after consultation with the other parties, to respond promptly to all such comments of and requests by the SEC and the Company shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the Stockholders entitled to vote at the Stockholders’ Meeting at the earliest practicable time.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and responses relating thereto and shall consider in good faith and include, in such documents and responses, comments reasonably proposed by Parent.

(b)           Whenever any event occurs relating to this Agreement or the Merger which is required to be set forth in a filing with the SEC by Parent or the Company, whether an amendment or supplement to the Proxy Statement or otherwise, Parent or the Company, as the case may be, shall (i) promptly inform the other party of such occurrence, (ii) provide reasonable advance notice to such other party of such filing (including an opportunity to provide comments thereto) and (iii) cooperate with such other party in such filing with the SEC, including in completing any mailing to Stockholders of any amendment or supplement to the Proxy Statement.

SECTION 6.3  Access to Information; Confidentiality.

(a)           To the extent permitted by applicable Law and by agreements with third parties to retain information disclosed in confidence and subject to that certain confidentiality agreement dated March 17, 2010, between WAM and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VIII, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request (including, to the extent possible and legally permissible, furnishing to Parent the consolidated financial results of the Company and its Subsidiaries in advance of any filing by the Company with the SEC containing such financial results), and (iii) furnish to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request; provided, that such right of access shall not include sampling, testing or Phase II environmental site assessment activities without the express written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), and shall also not include access to information or properties to the extent that any Law or Order applicable to the Company or the Subsidiaries requires any of them to restrict access to such information or properties.  Any inquiry pursuant to this Section 6.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

(b)           If any of the information or materials furnished pursuant to this Section 6.3 includes information or materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning any pending or threatened Action, each party agrees and understands that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such information or material is not intended to, and shall not, waive or diminish the confidentiality of such information or material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under those privileges, this Agreement and under the joint defense doctrine.

(c)           Each of Parent and Merger Sub shall comply with the Confidentiality Agreement as if a party thereto.

(d)           No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties.

SECTION 6.4  No Solicitation.

(a)           Except as set forth in this Section 6.4, until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, neither the Company nor any Subsidiary nor any Representative of the Company or any Subsidiary will, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action.  The Company shall notify Parent as promptly as practicable (and in any event within one (1) business day) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer with respect to a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments).  The Company shall, and shall cause its Subsidiaries to and direct their respective Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and shall request that all confidential information previously furnished to any such persons be promptly returned or destroyed.  Until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall not release any third person from, or waive the application of, any material confidentiality or standstill provisions of any confidentiality agreement to which it is a party.

(b)           Notwithstanding anything to the contrary in this Section 6.4, the Company Board may, prior to obtaining the Company Stockholder Approval furnish information with respect to the Company and its Subsidiaries to, and enter into discussions and negotiations with, a person (and its Representatives) who has made an unsolicited, written, bona fide proposal or offer, that did not result in a breach of this Section 6.4, and subject to compliance with this Section 6.4,  relating to, or that is reasonably likely to lead to, a Competing Transaction, and the Company Board has (i) reasonably determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal, (ii) reasonably determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would constitute a breach of its fiduciary duties under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms and conditions not materially less restrictive of such person to those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party and that the Company shall promptly make available to the Parent any material non-public information concerning the Company and its Subsidiaries that is furnished to such person which was not previously delivered to Parent or its Representatives).  For purposes of this Section 6.4, the Company Board may act through the Special Committee, if the Special Committee still exists.

(c)           Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (except for a confidentiality agreement as provided in Section 6.4(b)).  Notwithstanding the foregoing, (i) if the Company Board reasonably determines, in its good faith judgment after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would constitute a breach of its fiduciary duties under applicable Law and (ii) if, in response to an unsolicited, written, bona fide proposal or offer relating to a Competing Transaction, the Company Board reasonably determines pursuant to Section 6.4(b) that it constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may make a Change in the Company Recommendation and/or recommend such a Competing Transaction, then the Company may terminate this Agreement pursuant to Section 8.1(e) and enter into a definitive agreement to effect the Competing Transaction, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or recommend a Competing Transaction and (ii) if for a five (5) business day period following the Company’s delivery of a Notice of Superior Proposal, the Company (and causes its financial and legal advisors to) negotiates with Parent in good faith (to the extent Parent desires to negotiate) to make such modification or adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and following the end of such five (5) business day period, the Company Board or an authorized committee thereof determines in good faith, taking into account any changes to the terms of this Agreement proposed in writing by the Parent to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.  Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.4(c) (provided that references to the five (5) business day period above shall be deemed to be references to a forty-eight (48) hour period).

(d)           Nothing contained in this Agreement shall be deemed to prohibit the Company from making any disclosure to the Company’s stockholders, if in the good faith judgement of the Company Board, after consultation with outside counsel, failure to disclose would be inconsistent with its fiduciary duties under applicable Law or by Rule 14d-9 or 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that the Company Board and the Company shall not recommend that the stockholders of the Company tender their shares in connection with any tender offer or exchange offer (or otherwise approve or recommend any Superior Proposal) unless the requirements of this Section 6.4 have been satisfied.

SECTION 6.5  Employee Benefits Matters.

(a)           On and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employment agreements and all bonus, retention and severance obligations, of the Company or any Subsidiary, all of which are listed in Section 6.5(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay at the Effective Time to the applicable officers and employees listed in said Section 6.5(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms at the Effective Time or upon consummation of the Merger.

(b)           During the period commencing at the Effective Time and ending twelve (12) months following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Subsidiaries who remain employed by the Surviving Corporation, Parent or their subsidiaries after the Effective Time (the “Company Employees”) with at least the types and levels of employee benefits (including contribution levels) which are substantially similar in value to those maintained by them from time to time for similarly-situated employees.  Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or the Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation or their subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits, including applicability of minimum waiting periods for participation.  Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition (except to the extent so treated under the Company’s corresponding plans), and any deductibles and co-pays paid under any of the Company’s or any of the Subsidiaries’ health plans for the year of the Effective Time shall be credited towards deductibles and co-pays for the year of the Effective Time under the health plans of Parent or the Surviving Corporation.  Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such results.

(c)           After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Employee Plans in accordance with the terms thereof.

(d)           Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall (1) be treated as an amendment of any particular Employee Plan, (2) give any third party, including any Company Employee, any right to enforce the provisions of this Agreement (including this Section 6.5), (3) obligate the Surviving Corporation, Parent or any of their subsidiaries to (A) maintain any particular benefit plan, program, policy or arrangement or (B) retain the employment of any particular employee or (4) limit the Surviving Corporation’s, Parent’s or any of their subsidiaries’ ability to amend any particular benefit plan, program, policy or arrangement of the Surviving Corporation or terminate an employee.

SECTION 6.6  Directors’ and Officers’ Indemnification and Insurance.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation and Parent, jointly and severally, shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any Subsidiary (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (collectively, the “Claims”) (whether asserted or claimed before or after the Effective Time), arising out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby. Whether in any case asserted or arising at or before or after the Effective Time, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. The Surviving Corporation shall have the right to control the defense of any Claim covered under this Section 6.6(a).  Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim, from the Surviving Corporation within thirty (30) days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor and if required by law shall provide to the Surviving Corporation an undertaking by such Indemnified Party to repay such advanced expenses if it shall ultimately be determined that such person is not entitled to be indemnified pursuant to this Section 6.6(a). The Indemnified Parties may retain counsel satisfactory to them, and the Company, and after the Effective Time, Parent and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and the Company, and after the Effective Time,

Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, further, that the Company, the Surviving Corporation and Parent shall indemnify each Indemnified Party unless and until a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and by-laws of the Surviving Corporation with respect to indemnification, advancement or exculpation of directors, officers and employees may not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were identified as prospective indemnities under the certificate of incorporation and by-laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition or resolution of the matter to which such claim relates.

(c)           For a period of six (6) years from the Effective Time, Parent shall, at no expense to the beneficiaries thereof, either cause to be maintained in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries immediately prior to the Effective Time or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in any case of at least the same coverage and amounts and containing other terms and conditions that are not less advantageous in the aggregate than all such policies in effect immediately prior to the Effective Time, with respect to matters arising on or before the Effective Time, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time.

(d)           The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.6 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(e)           In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving

Corporation (or their respective successors or assigns), as the case may be, shall assume the obligations set forth in this Section 6.6.

(f)            To the fullest extent permitted by law, Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.

SECTION 6.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, which could be reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

SECTION 6.8  Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper and advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement:  (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations, notifications and filings and the taking of all steps as may be necessary to obtain an approval (including the Company Required Consents and the Parent Required Consents) or waiver from, or, to the extent any approval or waiver cannot be obtained, to avoid the need to obtain an approval (including the Company Required Consents and the Parent Required Consents) or waiver from, or to avoid an action or proceeding by, any Governmental Authority and (iii) the obtaining of all necessary consents, approvals or waivers from third persons.  The Company, Parent and Merger Sub shall provide such assistance, information and cooperation to each other as is reasonably requested in connection with the foregoing and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Authority and of any request by any Governmental Authority and shall supply the other person with copies of all correspondence between such person or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand.  In addition, the Company, Parent and Merger Sub shall cooperate to promptly develop a mutually acceptable plan to obtain the Company Required Consents and the Parent Required Consents as expeditiously as reasonable practicable and without undue expense.  Neither the Company nor any of its Subsidiaries shall enter into or agree to any terms or conditions in connection with obtaining the Company Required Consents without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  None of Parent, Merger Sub or any of their respective subsidiaries shall enter into or agree to any terms or conditions in connection with obtaining the Parent Required Consents without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b)           Notwithstanding the foregoing, nothing contained in this Section 6.8 shall require any party or any of their respective subsidiaries to take any action which (i) requires any party or any of their respective subsidiaries to sell, hold, separate or otherwise dispose of any material business or material assets, (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, or (iii) is not conditioned on the consummation of the Merger.

SECTION 6.9  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company.  Thereafter, subject to Section 6.2, and except with respect to a Change in the Company Recommendation or the Company Board’s recommendation of a Competing Transaction, or unless otherwise required by applicable Law or the requirements of Nasdaq, each of Parent and the Company shall consult with and provide each other an opportunity to review and comment upon any press release or other public statement or comment with respect to the Merger, this Agreement or the transactions contemplated herein prior to the issuance of the same.

ARTICLE VII
CONDITIONS TO THE MERGER

SECTION 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)           Company Stockholder Approval.  This Agreement shall have been adopted by the requisite affirmative vote of the Stockholders in accordance with, and to the extent required by, the DGCL and the Company’s certificate of incorporation (the “Company Stockholder Approval”).

(b)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; provided, however, that a party may not assert that this condition has not been satisfied unless such party shall have used its reasonable best efforts to prevent the enforcement or entry of such Order and to appeal as promptly as possible any Order.

(c)           Antitrust Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(d)           Required Consents.  The Company Required Consents and the Parent Required Consents shall have been obtained prior to the Effective Time and shall have become Final Orders.  Any reference in this Agreement to the “obtaining” of any such Company Required Consents or Parent Required Consents shall mean making such declarations, filings, registrations, giving such notices, obtaining such authorizations, orders, consents or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of

Law.  A “Final Order” for purposes of this Agreement means action by the relevant Governmental Authority (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended and (ii) with respect to which any waiting period prescribed by applicable Law or Order before the Merger and the other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by applicable Law or Order have been satisfied.

SECTION 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible) by Parent at or prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties. Each of the representations and warranties of the Company (i) set forth in Section 3.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of the Closing as if made at and as of the date of the Closing, (ii) set forth in Section 3.1(a) (Organization and Qualification), Section 3.3 (Capitalization), 3.4 (Authority Relative to the Merger), 3.20 (Brokers) and 3.21 (Takeover Statues) disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the date of the Closing as if made at or as of the date of the Closing (or, if given as of a specific date, at and as of such date)  and (iii) set forth in Article III of this Agreement (other than the Sections of Article III described in clauses (i) and (ii) above), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall have been true and correct when made and shall be true and correct at and as of the date of the Closing as if made at and as of the date of the Closing (except for any such representations and warranties that expressly speak only as of a specific date or time, which only need to be so true and correct as of such date or time), in each case except where the failure of such representations and warranties to be so true and correct has  not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and its chief financial officer to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the date of the Closing; and Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and its chief financial officer to such effect.

(c)           Director Resignations.  Each member of the Company Board shall have tendered his or her written resignation as a director of the Company to become effective as of the Effective Time.

SECTION 7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub (i) set forth in Section 4.1 (Organization), 4.2 (Authority Relative to the Merger) and 4.10 (Brokers) disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct in all material respects as of the date of the Closing as if made at or as of the date of the Closing (or, if given as of a specific date, at and as of such date) and (ii) set forth in Article IV of this Agreement (other than the Sections of Article IV described in clause (i) above), disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall have been true and correct when made and shall be true and correct at and as of the date of the Closing as if made at and as of the date of the Closing (except for any such representations and warranties that expressly speak only as of a specific date or time, which only need to be so true and correct as of such date or time), in each case except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer and its chief financial officer to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the date of the Closing; and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer and its chief financial officer to such effect.

SECTION 7.4  Frustration of Closing Conditions.  None of the Company, the Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply in any material respects with its respective obligations under this Agreement to be performed at or prior to the date of the Closing.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Stockholders, as follows:

(a)           by mutual written consent of Parent and the Company;

(b)           by the Company, on one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i)            if, upon a vote at the Stockholders’ Meeting (or any adjournment or postponement thereof), the Stockholders do not adopt this Agreement as required by the DGCL;

(ii)           if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and nonappealable (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date); or

(iii)          if the consummation of the Merger shall not have occurred on or before the date which is twelve (12) months following the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; provided, further, that if on that date a condition set forth in Section 7.1(d) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or be capable of being satisfied, then the End Date shall be extended to the date which is eighteen (18) months following the date of this Agreement; and provided, further, that if on such date (or such extended date pursuant to the immediately preceding proviso, as applicable), a condition set forth in Section 7.1(d) shall not have been satisfied solely because the period described in clause (ii) of the definition of Final Order set forth in Section 7.1(d) shall not have expired, but all of the other conditions set forth in Article VII shall have been satisfied or be capable of being satisfied, then the End Date shall be extended to the date of expiration of such period (up to a maximum of sixty (60) days for such extension);

(c)           by written notice from Parent to the Company, if the Company breaches in any material respect any of its representations or warranties, or breaches or fails to perform in any material respect any of its covenants, contained in this Agreement, which breach or failure to perform (i) would result in any of the conditions set forth in Section 7.2(a) or (b) not to be satisfied and (ii) is not cured, or is incapable of being cured, by the Company within thirty (30) days following receipt of written notice from Parent stating its intention to terminate this Agreement pursuant to this Section 8.1(c) and its basis therefor (or, if the End Date is less than thirty (30) days from the date of the notice by Parent, is not cured, or is incapable of being cured, by the Company by the End Date); provided, however, that Parent and Merger Sub are not then in breach of this Agreement such that the conditions in Sections 7.3(a) or (b) would not be satisfied;

(d)           by written notice from the Company to Parent, if Parent or Merger Sub breaches in any material respect any of its representations or warranties, or fails to perform in any material respect any of its covenants, contained in this Agreement, which breach or failure to perform (i) would result in any of the conditions set forth in Section 7.3 not to be satisfied and (ii) is not cured, or is incapable of being cured, by Parent or Merger Sub within thirty (30) days following receipt of written notice from the Company stating its intention to terminate this Agreement pursuant to this Section 8.1(d) and its basis therefor (or, if the End Date is less than thirty (30) days from the date of the notice by the Company, is not cured, or is incapable of being cured, by Parent or Merger Sub by the End Date); provided, however, that the Company is not then in breach of this Agreement such that the conditions in Sections 7.2(a) or (b) would not be satisfied;

(e)           by written notice from the Company to Parent, in the event of a Change in the Company Recommendation or the Company Board’s recommendation of a Competing Transaction pursuant to Section 6.4(c); provided, however, that (i) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in breach of Section 6.4 and (ii)  the Company shall prior to or simultaneously with a termination pursuant to this Section 8.1(e) pay the Termination Fee to Parent or another person designated by Parent;

(f)            by written notice from Parent to the Company, in the event of (i) a Change in the Company Recommendation, (ii) the Company Board’s recommendation of a Competing Transaction pursuant to Section 6.4(c), (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board or any committee thereof recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the public announcement of such tender or exchange offer or, if earlier, prior to the date of the Stockholders’ Meeting, the Company Board or a committee thereof fails to recommend against acceptance of such offer and reaffirm the recommendation of the Company Voting Proposal; (iv) the Company enters into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction (at any time prior to the termination of this Agreement) or (v) the Company or the Company Board or any committee thereof shall have publicly announced its intention to do any of the foregoing; or

(g)           by written notice from the Company to Parent, if the Closing shall not have occurred as a result of Parent or Merger Sub’s failure to effect the Closing and (i) at the time of termination all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied (other than the delivery by the Company of the officer’s certificates and the directors’ resignations contemplated by Section 7.2 and any other conditions that, by their nature, cannot be satisfied until the Closing) and (ii) Parent and Merger Sub have failed to consummate the Merger by the date that is ten (10) business days after the Company has delivered to Parent written notice of such failure.

SECTION 8.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation under this Agreement on the part of any party, except (a) Section 6.3(b), Section 8.1(e), this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX shall survive such termination and (b) nothing herein shall relieve any party from liability for any Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

SECTION 8.3  Fees and Expenses.

(a)           Except as otherwise set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other transaction is consummated; provided however, the HSR Act filing fee shall be borne equally by the Parent and the Company.

(b)           If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e) or by Parent or Merger Sub pursuant to Section 8.1(c) (due to breaches of Section 6.1 or Section 6.4) or by Parent or Merger Sub pursuant to Section 8.1(f) or (ii)  if (A) a Competing Transaction shall have been communicated in writing to an executive officer of the Company or one or more members of the Company Board (whether or not publicly disclosed) and not withdrawn (and, if publicly disclosed, not publicly withdrawn) prior to a termination referred to in the succeeding clause (B), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c) (other than terminations due to breaches of Section 6.1 or Section 6.4 or breaches of the Company’s  representations and warranties that would arise  as of the date of the Closing) and (C)  prior to or within eighteen  (18) months following such termination, the Company consummates a Competing Transaction (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in clause (A) and provided that for purposes of clause (C) of this Section 8.3(b), the references to “10%” in the definition of Competing Transaction shall be deemed to be references to “50%”, then the Company shall pay to Parent a fee equal to 3% of the aggregate Merger Consideration (the “Termination Fee”), which amount shall be payable in immediately available funds. The Company shall be entitled to credit against payment of the Termination Fee in respect of any Expense Reimbursement previously paid under Section 8.3(c).

(c)           Provided that Parent has not received payment of a Termination Fee pursuant to Section 8.3(b), then the Company shall reimburse Parent for all of its Expenses (but not in excess of $3,000,000 in the aggregate, such payment to be made by wire transfer of same-day funds not later than ten (10) business days after submission of statements therefor) in the event of the termination of this Agreement by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(c) (other than terminations due to breaches of Section 6.1 or Section 6.4 or breaches of the Company’s  representations and warranties that would arise  as of the date of the Closing). The payment of the Expenses pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b).

(d)           Any fee due under clause (i) of Section 8.3(b) shall be paid to Parent or its designee by wire transfer of same-day funds within two business days after the date of termination of this Agreement if such termination is pursuant to Section 8.1(f) but shall be due simultaneously with such termination if pursuant to Section 8.1(e).  Any fee due under clause (ii) of Section 8.3(b) shall be paid to Parent or its designee by wire transfer of same-day funds within two business days after the consummation of a Competing Transaction.

(e)           If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Company may elect to either (i) pursue monetary damages pursuant to Section 8.3(h) or (ii) require Parent to pay to the Company promptly (but in any event no later than two (2) business days after such termination) a fee equal to 5% of the aggregate Merger Consideration (the “Reverse Termination Fee”), which amount shall be payable in immediately available funds.  Other than as set forth in Section 8.3(h), the remedy set forth in this Section 8.3(e) shall be the Company’s sole and exclusive remedy in the event of the termination of this Agreement pursuant to Section 8.1(g). The Parent shall be entitled to credit against payment of the Termination Fee in respect of any Expense Reimbursement previously paid under Section 8.3(f).

(f)            Provided that the Company has not received payment of a Reverse Termination Fee pursuant to Section 8.3(e) or sought monetary damages pursuant to Section 8.3(h), then Parent shall reimburse the Company for all of its Expenses (but not in excess of $3,000,000 in the aggregate, such payment to be made by wire transfer of same-day funds not later than ten (10) business days after submission of statements therefor) in the event of the termination of this Agreement by the Company pursuant to Section 8.1(d)  (other than terminations due to breaches of Parent and Merger Sub’s representations and warranties that would arise as of the date of the Closing).  The remedy set forth in this Section 8.3(f) shall be the Company’s exclusive remedy in the event of the termination of this Agreement pursuant to Section 8.1(d).

(g)           The Company, Parent and Merger Sub each acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that the amounts payable hereunder are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the aggrieved party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 8.3, which amounts would otherwise be impossible to calculate with precision.  Accordingly in the event that a party shall fail to pay an amount specified under this Section 8.3 when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by the party entitled thereto, to the extent such accrued expenses are, in fact, paid (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3; provided, that such Expenses of collection and enforcement shall not be subject to the Expense cap set forth in Section 8.3(c) above, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A.  Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of a Willful and Material Breach of this Agreement.

(h)           Provided that the Company has not received payment of a Reverse Termination Fee pursuant to Section 8.3(e), in the event of a termination of this Agreement by the Company pursuant to Section 8.1(g), the Company may seek money damages from Parent; provided that Company agrees that the (i) the maximum aggregate liability of Parent and Merger Sub hereunder, in the aggregate for all such Company damages shall be limited to $40,000,000 (the “Parent Liability Limitation”) and (ii) in no event shall the Company or its Affiliates or Representatives seek (and the Company shall cause its controlled Affiliates and Representatives not to seek) any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages other than damages in an amount not in excess of the Parent

Liability Limitation, in each case against or from Parent or Merger Sub or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Parent, Merger Sub or Investors or any former, current or future stockholder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing.

SECTION 8.4  Amendment.  This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the Stockholders, no amendment may be made that under applicable Law would require further approval of the Stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

SECTION 8.5  Extension; Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.4 and to the extent permitted by applicable Law, waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.  Subject to the proviso of Section 8.4, no extension or waiver by the Company shall require the approval of the Stockholders.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 8.6  No Recourse.  Each of the Company, Parent and Merger Sub acknowledges and agrees that, other than pursuant to any agreement to which such person is a party (and subject to any limitations set forth therein), it shall have no right of recovery against, and no liability shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company or any Subsidiary, Parent or Merger Sub, or any former, current or future stockholder, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing, or any Representatives of any of the foregoing, arising under, or in connection with, this Agreement or the transactions contemplated hereby or otherwise relating thereto.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.1  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, and no party shall have any rights against another party with respect thereto after the Effective Time, except for any agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 9.2  Notices.  All notices and other communications required or permitted by this Agreement shall be in writing and shall be effective, and any applicable time period shall commence, when (a) delivered to the following addresses by hand or by a nationally recognized overnight courier service (costs prepaid and with proof of delivery) addressed to the following addresses or (b) transmitted electronically to the following facsimile numbers or e-mail addresses (receipt of which is confirmed) in each case marked to the attention of the persons (by name or title) designated below (or to such other address, facsimile number, e-mail address, or person as a party may designate by notice given in accordance with this Section 9.2 to the other parties):

if to Parent or Merger Sub:		c/o JPMorgan IIF Acquisitions LLC
245 Park Avenue, 2nd Floor
New York, NY 10167
Facsimile No.: (212) 648-2033
	E-mail:	andrew.f.walters@jpmorgan.com
christian.p.porwoll@jpmorgan.com
	Attention:	Andrew F. Walters
Christian P. Porwoll

and

Water Asset Management, LLC
509 Madison Avenue, Suite 804
New York, NY 10022
Facsimile No.: (212) 754-5101
E-mail: m.robert@waterinv.com
Attention: Marc Robert

with a copy to:		Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile No.: (212) 455-2502
E-mail: aklein@stblaw.com
Attention: Alan Klein

if to the Company:		Southwest Water Company
One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, California 90017-3782
Facsimile No.: (213) 929-1888
E-mail: mswatek@swwc.com
Attention: Mark A. Swatek

with a copy to:	Locke Lord Bissell & Liddell LLP
300 S. Grand Avenue, Suite 2600
Los Angeles, California 90071
Facsimile No.: (213) 341-6774
E-mail: nbrockmeyer@lockelord.com
Attention: Neal H. Brockmeyer

SECTION 9.3  Certain Definitions; Interpretation.

(a)           For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or  indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” has the meaning ascribed to such term in Rule 13d-3(a) under the Exchange Act.

“breach” means any breach of, or any inaccuracy in, any representation or warranty, or breach of, or failure to perform or comply with, any covenant or obligation in or of the contract in question.

“business day” means any day on which the principal offices of the SEC in Washington, D.C.  are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Los Angeles, California.

“charter” means (i) the articles or certificate of incorporation of a corporation; (ii) the certificate of formation and limited liability company agreement, operating agreement or like agreement of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or agreement or similar document adopted or filed in connection with the creation, formation or organization of a person; and (vi) any amendment to or restatement of any of the foregoing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any fact, circumstance, condition, development, event, change, effect or occurrence (each a “Change” and collectively, “Changes” ) that, (x) prevents or materially delays the Company from consummating the Merger, or (y) has had or would be likely to have a material adverse effect on the assets, liabilities, properties, business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect” and in no event shall the following be considered in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur:  (i) any change in and of itself in the market price or trading volume of the Company Common Stock (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Change underlying such a change in the market price or trading volume has resulted in, or contributed to, a Company Material Adverse Effect), (ii) the public announcement or pendency of the Merger or this Agreement or any of the transactions contemplated herein, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, consultants, employees or independent contractors with whom the Company or any of its Subsidiaries has any relationship, (iii) any failure in and of itself by the Company and its Subsidiaries, taken as a whole, to meet any of the publicly disclosed financial performance projections or forecasts for any period (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect), (iv) changes in and of themselves (as distinguished from any Change or event giving rise or contributing to such changes) in any credit rating as to the Company or any of its Subsidiaries (provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect), (v) changes or developments affecting the water utility or water services industries generally or affecting the economy or financial or securities markets generally, in each case, which do not have a disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate, (vi) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities or the escalation thereof (whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence or consequences of any military or terrorist attack, in each case, which do not have a disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate, (vii) changes in Laws or Tax principles or GAAP (or any interpretations thereof), in each case, which do not have a disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate, or (viii) any actions taken or required to be taken by the Company or any of its Subsidiaries pursuant to this Agreement in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or other Laws.

“Competing Transaction” means, whether in a single transaction or series of related transactions, alone or in combination, (i) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries whose business constitutes greater than 10% of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (ii) any direct or indirect sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transaction, of greater than 10% of the assets of the Company and its Subsidiaries, taken as a whole, (iii) any issuance, purchase or sale of shares representing over 10% of the voting power of the equity securities of the Company, including by way of tender offer or exchange offer, but excluding any repurchases by the Company of its securities, (iv) the acquisition in any manner (including by virtue of the transfer of equity interests in one or more Subsidiaries of the Company) of, directly or indirectly, 10% or more of the consolidated total assets or consolidated revenue or consolidated earnings of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement (including any proposed amendments of this Agreement proposed by Parent), (v) a dissolution or liquidation of the Company or similar transaction involving the Company or (vi) any inquiry, proposal or offer from any person or group of persons with respect to any transaction described in clauses (i) through (v), or (vii) any other transaction having an equivalent effect to those described in clauses (i) through (vi), in each case other than the transaction contemplated by this Agreement.  For purposes of this definition, a person shall also mean any group as defined in Rule 13d-5(a) under the Exchange Act.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any United States federal, state or local laws, (including common law), statutes, regulations, ordinances, and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. (“CERCLA”), the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. (“RCRA”).

“Expenses” means all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of the premerger notification and report forms relating to the Merger under the HSR Act or other similar regulations and all other matters related to consummation of the Merger and the other transactions contemplated by this Agreement.

“Hazardous Substances” means those hazardous or toxic substances, chemicals, wastes, pollutants, contaminants, and terms of similar import defined in or regulated under any Environmental Law, including RCRA hazardous wastes and CERCLA hazardous substances.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, domain names and other source indicators, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods.

“knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge of any of the individuals listed on Section 9.3(a) of the Company Disclosure Schedule.

“knowledge of Parent or Merger Sub” and the “Parent or Merger Sub’s knowledge” and words of similar import mean the actual knowledge of any executive officer of Parent or Merger Sub.

“Liens” means any mortgages, deeds of trust, liens, security interests, pledges, conditional sales contracts, charges, pledges, options, rights of first refusal, rights of first offer, covenants, conditions, restrictions, encumbrances or charges of any kind (including any agreements to give any of the foregoing), any conditional sales or other title retention agreements, any leases in the nature thereof or the filing of or agreements to give any financing statements under the Uniform Commercial Code of any jurisdiction.

“Permitted Liens” means (i) Liens for current Taxes not yet past due and payable, (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained by the Company in accordance with GAAP, (iii) with respect to real property leased by the Company or a Subsidiary, statutory liens of lessors and Liens provided for in such leases so long as the payment of such rent or the performance of such obligations is not delinquent, (iv) Liens of mechanics and materialmen for construction in progress and Liens of workmen, repairmen, warehousemen and carriers in each case arising by operation of Law in the ordinary course of business consistent with past practices relating to obligations to which there is no default on the part of the Company or a Subsidiary, (v) Liens that secure indebtedness under those certain loan and other agreements listed in Section 3.15 of the Company Disclosure Schedule, (vi) Liens that have been placed by third persons on the fee title of Leased Real Property or Real Property Easements that are subordinate to the rights therein of the Company or a Subsidiary, and (vii) any minor title exceptions, defects, Liens, imperfections of title, restrictions, restrictive covenants and other matters of record that do not materially impair the value of any real property owned by the Company or a Subsidiary or the continued use of such real property for the purposes for which it is currently being used by the Company or a Subsidiary.

“person” means an (i) individual, (ii) corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity of any kind, or (iii) government, political subdivision, agency or instrumentality of a government.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives.

“subsidiary” or “subsidiaries” of a person means any corporation, partnership, limited liability company, joint venture, association, trust or other form of legal entity of which (i) more than 25% of the stock or other equity or partnership interests are directly or indirectly owned or controlled by such person (either alone or through or together with any other subsidiary), or (ii) such person or any subsidiary of such person is a general partner or managing member (excluding partnerships in which such person or any subsidiary of such person does not own or control 25% of the interests in such entity).

“Superior Proposal” means an unsolicited, written, bona fide proposal or offer made by a third person with respect to a Competing Transaction which was not obtained in violation of Section 6.4 (except that for the purposes of this definition, references in the definition of “Competing Transaction” to “10%” shall be deemed to be references to “50%”, in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its legal counsel and financial advisors) to be (i) more favorable from a financial point of view to the Stockholders than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any written proposal by Parent to amend the terms of this Agreement), and (ii) reasonably capable of being completed, taking into account relevant financial (including the availability of financing, and the terms and conditions thereof), regulatory, legal and other aspects of such proposal.  For purposes of this definition, the Company Board may act through the Special Committee, if such Committee still exists.

“Tax Law” means any Law relating to Taxes.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and any amendment thereof in connection with the determination, assessment or collection of any Tax or the administration of any Tax.

“Taxes” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, alternative, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the actual or constructive knowledge that the taking of such act or failure to take such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)           The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location
Action	Section 3.9
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.4(b)
Change	Section 9.3(a)
Change in the Company Recommendation	Section 6.4(c)
Claims	Section 6.6(a)
Closing	Section 1.2
Common Stock Purchase Warrants	Section 2.2(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 3.3(a)
Company Convertible Debentures	Section 3.3(a)
Company Disclosure Schedule	Introduction to Article III
Company Employees	Section 6.5(b)
Company Permits	Section 3.6(a)
Company Preferred Stock	Section 3.3(a)
Company Required Consents	Section 3.5(b)
Company SEC Reports	Introduction to Article III
Company Stockholder Approval	Section 7.1(a)
Company Stock Awards	Section 2.2(b)
Company Stock-Based Awards	Section 2.2(b)
Company Stock Options	Section 2.2(b)
Company Stock Plans	Section 2.2(b)
Company Voting Proposal	Section 3.4
Confidentiality Agreement	Section 6.3(a)
Contract	Section 3.5(a)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.2
Employee Plans	Section 3.10(a)
End Date	Section 8.1(b)(iii)
Environmental Permits	Section 3.14
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(a)
Exchange Act	Section 3.5(b)
Final Order	Section 7.1(d)
GAAP	Section 3.7(b)
Governmental Authority	Section 3.5(b)
HSR Act	Section 3.5(b)
Indemnified Party(ies)	Section 6.6(a)
Insurance Policies	Section 3.16
IRS	Section 3.10(f)

Defined Term	Location
Law	Section 3.5(a)
Leased Real Property	Section 3.17(a)
Material Contracts	Section 3.15(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.4(c)
Order	Section 3.5(a)
Owned Real Property	Section 3.17(a)
Parent	Preamble
Parent Material Adverse Effect	Section 4.1(b)
Parent Required Consent	Section 4.3(b)
Paying Agent	Section 2.4(a)
Payment Fund	Section 2.4(a)
Personal Property	Section 3.17(a)
Proxy Statement	Section 3.18
PUC	Section 3.5(b)
Purchase Plans	Section 2.2(f)
Real Property Easements	Section 3.17(c)
Recommendation	Section 3.4
Sarbanes-Oxley Act	Section 3.6(d)
SEC	Introduction to Article III
SEC Documents	Section 3.7(a)
Securities Act	Section 3.5(b)
Shares	Recitals
Special Committee	Recitals
Stockholders	Recitals
Stockholders’ Meeting	Section 6.1
Subsidiary	Section 3.1(a)
Surviving Corporation	Section 1.1
Takeover Statutes	Section 3.21
Termination Fee	Section 8.3(b)
Uncertificated Shares	Section 2.4(b)
Wells Fargo Securities	Section 3.19

(c)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereto,” “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a person are also to its permitted successors and assigns.  Whenever a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever a reference is made in this Agreement to parties, such reference shall be to the parties to this Agreement unless otherwise indicated.  The table of contents and descriptive headings contained in this Agreement (including the Company Disclosure Schedule) are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.4  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason (a) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable Law and to give the maximum effect to the intent of the parties; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed to give the maximum effect to the intent of the parties.

SECTION 9.5  Entire Agreement; Assignment.  This Agreement (including the Company Disclosure Schedule), the Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary of Parent or Merger Sub; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 9.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for the rights of the Indemnified Persons under the provisions of Section 6.6 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (b) for, after the Effective Time of the Merger, the rights of holders of Shares to receive the Merger Consideration and the rights of holders of Company Stock Options, Company Stock-Based Awards and Company Stock Awards to receive the amounts specified in Section 2.2(c), (d) and (e); and (c) for the rights of holders of Shares to pursue claims for damages, for Parent’s or Merger Sub’s failure to effect the Merger as required by this Agreement or a material breach by Parent or Merger Sub of this Agreement that contributed to a failure of any of the conditions to Closing from being satisfied; provided, however, that the rights granted pursuant to clause (c) shall be enforceable on behalf of such holders only by the Company (acting expressly through the Company Board) in its sole and absolute discretion.

SECTION 9.7  Specific Performance.  The parties acknowledge and agree that in the event any of the provisions of this Agreement are breached or are not performed by the Company in accordance with their terms, irreparable damage would occur; that Parent and Merger Sub would not have an adequate remedy at law; that Parent and Merger Sub shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement, without posting any bond or giving any other undertaking; and that the parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.  The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement against Parent and Merger Sub or to enforce specifically the terms and provisions of this Agreement or otherwise obtain any equitable relief or remedy against Parent and Merger Sub.

SECTION 9.8  Governing Law; Waiver of Jury Trial.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles of conflicts of law.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware.  The parties hereby (a) submit to the exclusive jurisdiction of such court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) agree that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agree not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (d) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by such court.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 9.9  Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been executed by each of the parties and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy or electronic transmission shall be considered original executed counterparts for purposes of this Section 9.9, provided that receipt of such counterparts is confirmed.

SECTION 9.10  Company Disclosure Schedule.  Parent and Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in (i) any Section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section or (ii) the Company SEC Reports filed prior to the date of this Agreement in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted or is reasonably expected to result in a Company Material Adverse Effect or is outside the ordinary course of business or that it would otherwise be appropriate to include any such information.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SW MERGER ACQUISTION CORP.

By:	/s/ Andrew F. Walters
Name: Andrew F. Walters
Title: Authorized Signatory

SW MERGER SUB CORP.

By:	/s/ Andrew F. Walters
Name: Andrew F. Walters
Title: Authorized Signatory

SOUTHWEST WATER COMPANY

By:	/s/ Mark A. Swatek
Name: Mark A. Swatek
Title: CEO

Signature Page to Merger Agreement